LAKELAND FINANCIAL CORPORATION
                                  401(k) PLAN

                             FINANCIAL STATEMENTS
                          December 31, 2000 and 1999


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                  LAKELAND FINANCIAL CORPORATION 401(k) PLAN
                                Warsaw, Indiana

                             FINANCIAL STATEMENTS
                          December 31, 2000 and 1999









                                   CONTENTS









REPORT OF INDEPENDENT AUDITORS ..........................................    1


FINANCIAL STATEMENTS

     STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS ....................    2

     STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS...........    3

     NOTES TO FINANCIAL STATEMENTS ......................................    4


SUPPLEMENTAL SCHEDULE REPORTED

     SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)......    9





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                        REPORT OF INDEPENDENT AUDITORS


Lakeland Financial Corporation
401(k) Plan
Warsaw, Indiana


We have audited the accompanying statements of net assets available for benefits of the Lakeland Financial Corporation 401(k) Plan ("Plan") as of December 31, 2000 and 1999, and the related statement of changes in net assets available for benefits for the year ended December 31, 2000. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2000 and 1999, and the changes in net assets available for benefits for the year ended December 31, 2000, in conformity with generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic 2000 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic 2000 financial statements taken as a whole.

                                              /s/Crowe, Chizek and Company LLP
                                              Crowe, Chizek and Company LLP
South Bend, Indiana
May 22, 2001




                                      1
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                  LAKELAND FINANCIAL CORPORATION 401(k) PLAN
                STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
                          December 31, 2000 and 1999




                                                        2000          1999
                                                     -----------   -----------
ASSETS
     Investments, at fair value (Note 4)             $10,399,437   $11,954,395

     Cash                                                      -         3,110

     Receivables
         Employer contribution                           506,662        66,058
         Accrued income                                   84,098         1,927
                                                     -----------   -----------
                                                         590,760        67,985
                                                     -----------   -----------


NET ASSETS AVAILABLE FOR BENEFITS                    $10,990,197   $12,025,490
                                                     ===========   ===========

                See accompanying notes to financial statements.


                                      2
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                  LAKELAND FINANCIAL CORPORATION 401(k) PLAN
           STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                         Year ended December 31, 2000




Additions to net assets attributed to:
      Investment income
         Net depreciation in fair value of investments (Note 4)   $ (1,797,422)
         Interest                                                       29,520
         Dividends                                                     605,844
                                                                   -----------
                                                                    (1,162,058)

      Contributions
         Employer                                                      506,662
         Participants                                                  666,036
         Rollovers                                                      34,792
                                                                   -----------
                                                                     1,207,490

             Total additions                                            45,432

Deductions from net assets attributed to:
      Benefits paid directly to participants or their
        beneficiaries                                                1,078,245
      Administrative expenses                                            2,480
                                                                   -----------

             Total deductions                                        1,080,725

Net decrease                                                        (1,035,293)

Net assets available for benefits
      Beginning of year                                             12,025,490
                                                                   -----------

      End of year                                                  $10,990,197
                                                                   ===========


               See accompanying notes to financial statements.


                                      3
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                  LAKELAND FINANCIAL CORPORATION 401(k) PLAN
                         NOTES TO FINANCIAL STATEMENTS
                          December 31, 2000 and 1999


NOTE 1 - DESCRIPTION OF PLAN

The following description of the Lakeland Financial Corporation 401(k) Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

General: The Plan is a defined contribution 401(k) profit sharing plan covering substantially all employees of Lakeland Financial Corporation ("LFC" or "Corporation") and its subsidiary, Lake City Bank. An employee becomes eligible to enter the Plan on January 1, April 1, July 1 and October 1 following attainment of age 21 and completion of one thousand hours of service in a continuous twelve-month period.

The Plan was adopted December 13, 1983 and has been amended. Effective October 10, 2000 the Plan was amended and restated. The provisions of the amended and restated Plan state that the employer each year may set the matching percentage as well as any discretionary contributions. The amended and restated Plan also does not permit loans to plan participants. Information regarding the changes to the Plan is provided for general information purposes only. Participants should refer to the amended and restated Plan agreement for a more complete description of the Plan's provisions. The Plan provides for retirement, death, disability and termination benefits, and it is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Investment Funds: The Plan consists of eight funds, or investment options, one of which is invested primarily in employer stock. The "Large-Cap Blend", "Large-Cap Growth" and "Mid-Cap Growth" funds are invested primarily in common and preferred stock. The "Government Bond Fund" is invested primarily in fixed income obligations of United States Government agencies. The "Money Market Fund" is invested primarily in short-term fixed income investments having maturities of one year or less. The "Balanced Fund" is invested primarily in a balanced portfolio, and the "International Fund" is invested primarily in foreign common stocks. A participant's salary redirection is invested in any of the funds offered at the participant's discretion. Employer matching contributions are initially invested in employer stock. Participants may redirect the matching contributions at their discretion.

Participant Accounts: Each participant's account is credited with the participant's contribution and an allocation of (a) the Corporation's contributions, (b) Plan earnings and (c) forfeitures of non-vested balances of accounts of participants who have left the plan. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

                                 (Continued)

                                      4
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                  LAKELAND FINANCIAL CORPORATION 401(k) PLAN
                         NOTES TO FINANCIAL STATEMENTS
                          December 31, 2000 and 1999


NOTE 1 - DESCRIPTION OF PLAN (Continued)

Contributions: The Plan provides that participants may make voluntary pre-tax contributions. Participants may defer from 1% to 12% of their pay. Each year the employer may set a matching percentage, up to 6% of qualifying employee contributions, as well as any discretionary contributions. For 2000, the matching percentage was set at 100% and no discretionary contributions were made.

Retirement, Death and Disability: A participant is entitled to 100% of his or her account balance upon retirement, death or disability.

Vesting: Participants are 100% vested in salary deferral contributions. Employer contributions, prior to January 1, 1989, were 100% vested as of or before the second valuation date immediately preceding the relevant valuation date. Effective January 1, 1989 employer contributions vest according to a 7-year graded schedule. Certain participants may elect to be on the prior vesting schedule.

Payment of Benefits: On termination of service, a participant may elect to receive either a lump sum or a direct rollover equal to the value of his or her vested interest in the account. For distributions of LFC common stock, distributions are made in stock or cash at the participant's option, with the exception of fractional shares which are paid out in cash. Distributions out of the other funds are made in cash.

Loan Provisions: Prior to the restatement of the Plan effective October 10, 2000, participants were able to borrow from their fund accounts a minimum of $1,000 up to a maximum of $50,000 or 50 percent of their account balance, whichever is less. The loans are secured by the balance in the participant's account and bear interest at rates equal to the prime interest rate stated in the Wall Street Journal plus 1% at the date the participant applied for the loan.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The policies and principles which significantly affect the determination of net assets and results of operations are summarized below.

Accounting Method: The accounting practices and principles followed by the Plan and the methods of applying those principles conform to generally accepted accounting principles.

Valuation of Investments: Investments are stated at fair value as determined by quoted market prices, if available.

                                 (Continued)

                                      5
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                  LAKELAND FINANCIAL CORPORATION 401(k) PLAN
                         NOTES TO FINANCIAL STATEMENTS
                          December 31, 2000 and 1999


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Net Appreciation (Depreciation) in Fair Value of Investments: In accordance with the policy of stating investments at fair value, net unrealized appreciation (depreciation) for the year along with gains and losses on sales of investments are reflected in the statement of changes in net assets available for benefits as net appreciation (depreciation) in fair value of investments. Unrealized appreciation (depreciation) for investments held as of the end of the current fiscal year is the difference between the current value of those investments and the value of those investments as of the end of the prior fiscal year or the purchase date for investments purchased during the year. The gain or loss on securities sold is the difference between the proceeds received and the fair value of the security at the end of the prior fiscal year or the purchase date for securities purchased during the year.

Administrative Expenses:  Trustee expenses have been waived by Lake City Bank.

Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires the plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures, and actual results may differ from these estimates. It is at least reasonably possible that a significant change may occur in the near term for the estimates of investment valuation.

Concentration of Credit Risk: At December 31, 2000 and 1999, the majority of the Plan's assets were invested in LFC common stock. Additionally, temporary investments are made in money market funds and mutual funds.


NOTE 3 - PLAN TERMINATION

Although it has not expressed any intent to do so, the Corporation has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA and its related regulations. In the event of termination, participants will become 100% vested in their accounts.

                                 (Continued)


                                      6
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                  LAKELAND FINANCIAL CORPORATION 401(k) PLAN
                         NOTES TO FINANCIAL STATEMENTS
                          December 31, 2000 and 1999

NOTE 4 - INVESTMENTS

The following presents investments that represent 5 percent or more of the Plan's net assets.

                                                           December 31,
                                                        2000          1999
                                                     -----------   -----------
     Federated stock trust, -0- and
       22,068 units, respectively                    $         -   $   796,208
     Janus Worldwide fund, -0- and
       8,968 units, respectively                               -       685,439
     LFC common stock, 646,911 and
       646,440 shares, respectively                    8,086,388     9,656,521
     Enterprise Growth Fund, 27,497 and
       -0- units, respectively                           564,237             -

The following table presents the net depreciation (including investments bought, sold and held during the year) in fair value for each of the Plan's investment categories for the year ended December 31, 2000.

      Mutual funds                                                 $  (232,059)
      LFC common stock                                              (1,565,363)
                                                                   -----------

                                                                   $(1,797,422)
                                                                   ===========

All of the Plan's investments are uninsured.


NOTE 5 - PARTY-IN-INTEREST TRANSACTIONS

Parties-in-interest are defined under Department of Labor Regulations as any fiduciary of the Plan, any party rendering service to the Plan, the employer, and certain others.

During 2000, the Plan purchased 49,661 shares of Lakeland Financial Corporation common stock at a cost ranging from $11.13 to $15.25 per share. In 2000, the Plan sold 14,850 shares of Lakeland Financial Corporation common stock (at a sales price ranging from $11.00 to $15.13 per share) and distributed 34,340 shares of common stock to employees due to termination or retirement.

                                 (Continued)


                                      7
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                  LAKELAND FINANCIAL CORPORATION 401(k) PLAN
                         NOTES TO FINANCIAL STATEMENTS
                          December 31, 2000 and 1999


NOTE 5 - PARTY-IN-INTEREST TRANSACTIONS (Continued)

At December 31, 2000 and 1999, the Plan held the following party-in-interest investments (at estimated fair value):

   2000:

     Lakeland Financial Corporation common stock - 646,911 shares  $ 8,086,388
                                                                   ===========

   1999:

     Lakeland Financial Corporation common stock - 646,440 shares  $ 9,656,521
                                                                   ===========


NOTE 6 - TAX STATUS

The Internal Revenue Service has determined and informed the Corporation by letter dated October 20, 1993, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the Plan administrator believes the Plan is currently designed and is operated in compliance with the applicable requirements of the Internal Revenue Code.


NOTE 7 - TERMINATED PARTICIPANTS

Included in net assets available for benefits are amounts allocated to individuals who have withdrawn from the Plan. Amounts allocated to these participants were approximately $2,704,000 and $2,123,000 at December 31, 2000 and 1999.





                                      8
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                           SUPPLEMENTAL INFORMATION



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                  LAKELAND FINANCIAL CORPORATION 401(k) PLAN
        SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
                               December 31, 2000



Name of Plan Sponsor:                           Lakeland Financial Corporation

Employer Identification Number:                           35-1559596

Three-digit Plan Number:                                      004



                                                            (c)
                                                  Description of Investment
                          (b)                     Including Maturity Date,                    (e)
             Identity of Issue, Borrower,       Rate of Interest, Collateral,   (d) (1)     Current
   (a)         Lessor, or Similar Party             Par or Maturity Value        Cost        Value
   ---   ------------------------------------   -----------------------------   -------   -----------

         Money market account                                 140,281 units               $   140,281

         Mutual funds
              Franklin U.S. government                         12,886 units                   120,616
              Federated international equity                   12,467 units                   264,041
              AIM constellation fund                           12,915 units                   373,644
              Enterprise growth fund                           27,497 units                   564,237
              American AMCAP fund                              25,313 units                   450,064
              Lake City balanced fund                          60,152 units                   395,356
                                                                                          -----------
                                                                                            2,167,958

    *    Lakeland Financial Corporation
           common stock                                      646,911 shares                 8,086,388

         Loans to participants                           Interest rate 9.5%                     4,810
                                                                                          -----------

                                                                                          $10,399,437
                                                                                          ===========




*        Denotes party-in-interest

(1)      Cost is not presented as all investments are participant directed investments.



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